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                                                                    Exhibit 23.1





                       CONSENT OF INDEPENDENT ACCOUNTANTS


           We consent to the reference to our firm under the caption "Independent Accountants" in Amendment No. 3 to the Registration Statement
(Form S-4, No. 333-61666) and related Prospectus of Ampersand Medical Corporation and Subsidiaries for the registration of 4,000,000 shares of its common stock and 572,485 shares of Series A Convertible Preferred Stock and to the incorporation by reference therein of our report dated March 9, 2001, with respect to the consolidated financial statements and schedule of Ampersand Medical Corporation and Subsidiaries included in its Annual Report (Form 10-K/A) for the year ended December 31, 2000, filed with the Securities and Exchange Commission.


                                               /s/   Ernst & Young LLP






Chicago, Illinois
August 14, 2001